Exhibit 10.1

MANITEX INTERNATIONAL INC.

RESTRICTED STOCK UNIT AWARD

Michael Coffey

9725 Industrial Drive

Bridgeview, Illinois 60455

Dear Mr. Coffey:

You have been granted a Restricted Stock Unit award with respect to shares of common stock, no par value (“Shares”), of Manitex International Inc. (the “Company”), with the terms and conditions indicated below. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Defined Terms Appendix that is attached hereto.

Grant Date:	May 3, 2022

Number of Restricted Stock Units:	100,000 Units

Vesting Start Date:	April 11, 2022

Vesting Schedule:	The Restricted Stock Units shall become vested one-third on the first anniversary of the Vesting Start Date, one-third on the second anniversary of the Vesting Start Date and one-third on the third anniversary of the Vesting Start Date (with any fractional shares becoming vested on the final vesting date), subject to your continued service on each vesting date.

Issuance of Certificates:	The Company will issue in your name certificate(s) evidencing a number of shares equal to the number of Restricted Stock Units that have vested promptly (but not more than 75 days) after such Restricted Stock Units vest.

Transferability of Award and Shares:	You may not assign, alienate, sell, transfer, pledge, attach or otherwise encumber all or any portion of your interest under this Restricted Stock Unit Award. In addition, by accepting this Restricted Stock Unit Award, you agree not to sell any Shares acquired under this Restricted Stock Unit Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:	To the extent that your receipt of Shares results in income to you for Federal, state or local income tax purposes, and the Company is obligated to withhold taxes in connection with such receipt, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy any withholding requirement upon the issuance of the Shares, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the issuance of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash. No dividend equivalents shall be due or payable under this Restricted Stock Unit Award.

Miscellaneous:

As a condition of the granting of this Restricted Stock Unit Award, you represent that you are acquiring the Shares (if any) issuable under this Award solely for your own account for investment and not with a view to the distribution thereof, and you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Unit Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Stock Unit Award and any determination made by the Committee pursuant to this Restricted Stock Unit Award shall be final, binding and conclusive.

Notwithstanding any other provisions herein, the Company may cancel this Restricted Stock Unit Award, require reimbursement of this Restricted Stock Unit Award, and affect any other right of recoupment of equity or other compensation provided in accordance with any Company policies that may be adopted and/or modified from time to time (the “Clawback Policy”). In addition, you may be required to repay to the Company previously paid compensation in accordance with the Clawback Policy. By accepting this Restricted Stock Unit Award, you are agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

This Restricted Stock Unit Award may be amended only by written consent signed by you and the Company, unless the amendment is not to your detriment or the Committee deems it necessary to comply with any applicable law or listing requirement of any principal securities exchange or market on which the Company’s common stock is then traded, or to preserve favorable accounting treatment of this award for the Company. This Restricted Stock Unit Award shall not confer upon you any right to be retained in any position with the Company, including as an employee or director. Further, nothing herein shall be construed to limit the discretion of the Company to terminate your service at any time, with or without cause.

This Restricted Stock Unit Award will be interpreted to the greatest extent possible in a manner that makes the award exempt from Section 409A of the Code, and to the extent not so exempt, in compliance with the requirements imposed by Section 409A of the Code. If any provision herein would result in the imposition of an additional tax under Section 409A of the Code, you agree that this Restricted Stock Unit Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect your rights under this Restricted Stock Unit Award. You further agree that the Company, in the exercise of its sole discretion and without your consent, may amend or modify this Restricted Stock Unit Award in any manner and delay the payment of any amounts payable pursuant to this Restricted Stock Unit Award to the extent necessary to meet the requirements of Section 409A of the Code as the Company deems appropriate or desirable. The Company makes no representation that this Restricted Stock Unit Award complies with Section 409A of the Code and shall have no liability to you for any failure to comply with Section 409A of the Code.

This Restricted Stock Unit Award may be executed in counterparts. The validity, construction, and effect of this Restricted Stock Unit Award and any rules and regulations relating to this Restricted Stock Unit Award shall be determined in accordance with the internal laws of the State of Michigan, without reference to conflict of law principles thereof, and applicable federal law.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of hereof.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN.

/s/ David J. Langevin	/s/ J. Michael Coffey
Authorized Officer	Recipient

DEFINED TERMS APPENDIX

“Award” shall mean this Restricted Stock Unit Award.

“Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.

“Change in Control” shall have the meaning set forth in the Company’s 2019 Equity Incentive Plan (incorporating by reference all defined terms contained therein).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder. Any reference to a specific provision of the Code shall also be deemed a reference to any successor provision thereto.

“Committee” shall mean a committee of the Board of Directors of the Company designated by such Board to administer this award and comprised solely of not less than two directors, each of whom will be a “non-employee director” within the meaning of Rule 16b-3; provided that the mere fact that the Committee shall fail to qualify under the foregoing requirements shall not invalidate any Award made by the Committee, unless the Committee is aware at the time of the Award’s grant of the Committee’s failure to so qualify.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean, with respect to a share of Stock, (i) if the Stock is readily tradable on one or more established stock exchanges or national market systems, including, without limitation, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market, or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Stock is listed on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (ii) if the Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Stock shall be the mean between the high bid and low asked prices for the Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (iii) in the absence of an established market for the Stock of the type described in (i) and (ii), above, the Fair Market Value shall be determined by the Committee in good faith by reasonable application of a reasonable valuation method and in accordance with Section 409A of the Code and the regulations promulgated thereunder as in effect from time to time.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated by the Securities Exchange Commission under the Exchange Act, or any successor rule or regulation thereto.